SCHEDULE 14A
                                 (RULE 14A-101)
                     INFORMATION REQUIRED IN PROXY STATEMENT
                            SCHEDULE 14A INFORMATION
           PROXY STATEMENT PURSUANT TO SECTION 14(A) OF THE SECURITIES
                      EXCHANGE ACT OF 1934 (AMENDMENT NO. )

Filed by the Registrant |X|
Filed by a party other than the Registrant |_|

Check the appropriate box:

         |_|  Preliminary proxy statement    |_|  Confidential for Use of the
                                                  Commission Only (as permitted
                                                  by Rule 4a-6(e)(2))

         |X| Definitive  proxy  statement
         |_| Definitive additional materials
         |_| Soliciting material pursuant to Rule 14a-11(c) or Rule 14a-12

                             Fluor Daniel GTI, Inc.
           ---------------------------------------------------------
                (Name of Registrant as Specified in Its Charter)

Payment of filing fee (Check the appropriate box):

         |X|  $125  per  Exchange  Act  Rules  0-11(c)(1)(ii),  14a-6(i)(1),  or
              14a-6(i)(2)  or Item 22(a) of Schedule  14A.

         |_| $500 per each party to the controversy pursuant to Exchange Act Rule 14a-6(i)(3).

         |_| Fee computed on table below per Exchange Act Rules 14a-6(i)(4) and 0-11.

         (1)  Title of each class of securities to which transaction applies:
- --------------------------------------------------------------------------------
         (2)  Aggregate number of securities to which transaction applies:
- --------------------------------------------------------------------------------
         (3) Per unit price or other underlying value of transaction computed pursuant to Exchange Act Rule 0-11 (set forth the amount on which the filing fee is calculated and state how it was determined):
- --------------------------------------------------------------------------------
         (4)  Proposed maximum aggregate value of transaction:
- --------------------------------------------------------------------------------
         (5)  Total fee paid:  $125
- --------------------------------------------------------------------------------
         |_|  Fee paid previously with preliminary materials.
- --------------------------------------------------------------------------------
         |_| Check box if any part of the fee is offset as provided by Exchange Act Rule 0-11(a)(2) and identify the filing for which the offsetting fee was paid previously. Identify the previous filing by registration statement number, or the form or schedule and the date of its filing.
         (1)  Amount previously paid:
- --------------------------------------------------------------------------------
         (2)  Form, schedule or registration statement no.:
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         (3)  Filing party:
- --------------------------------------------------------------------------------
         (4)  Date filed:
- --------------------------------------------------------------------------------








                             FLUOR DANIEL GTI, INC.
                              100 RIVER RIDGE DRIVE
                          NORWOOD, MASSACHUSETTS 02062

                                ----------------
                    NOTICE OF ANNUAL MEETING OF STOCKHOLDERS
                                ----------------


To the Stockholders:

     The Annual Meeting of Stockholders of Fluor Daniel GTI, Inc. will be held on Wednesday, September 18, 1996, at 9:30 a.m., at the Courtyard Marriott, 300 River Ridge Drive, Norwood, Massachusetts for the following purposes:

     1. To elect seven members to the Board of Directors to serve for the ensuing year, or until their successors are elected and qualified.

     2. To consider and act upon the matter of ratifying the selection of the firm of Coopers & Lybrand as auditors for the transition fiscal year ending October 31, 1996.

     3. To transact such other business as may properly come before the Annual Meeting and any adjournment thereof.

     The Board of Directors has fixed the close of business on August 1, 1996 as the record date for determining stockholders entitled to notice of and to vote at the Annual Meeting. Only stockholders of record at the close of business on that date are entitled to vote at the Annual Meeting.

     All stockholders are cordially invited to attend the Annual Meeting. Whether or not you plan to attend the Annual Meeting, please complete the enclosed proxy card, and sign, date and return it promptly so that your shares will be represented. Sending in your proxy will not prevent you from voting in person at the Annual Meeting.

                                         By Order of the Board of Directors



                                         /s/ Catherine L. Farrell
                                         ----------------------------------
                                             CATHERINE L. FARRELL
                                             Vice President, General Counsel
                                              and Secretary
August 15, 1996




                             YOUR VOTE IS IMPORTANT.
                    PLEASE PROMPTLY COMPLETE, SIGN, DATE AND
                  RETURN YOUR PROXY IN THE ENCLOSED ENVELOPE.







                             FLUOR DANIEL GTI, INC.

                                 PROXY STATEMENT

                                 --------------

                         ANNUAL MEETING OF STOCKHOLDERS

                               SEPTEMBER 18, 1996

     This Proxy Statement is furnished in connection with the solicitation of proxies by the Board of Directors of Fluor Daniel GTI, Inc., a Delaware corporation (the "Company"), for use at the Annual Meeting of Stockholders to be held on Wednesday, September 18, 1996 and any adjournment thereof for the purpose of considering and voting upon the matters set forth in the accompanying notice of Annual Meeting. The address of the Company's principal executive office is 100 River Ridge Drive, Norwood, Massachusetts 02062. This proxy statement and the form of proxy are first being mailed to stockholders on or about August 15, 1996.

                    REVOCABILITY OF PROXY AND VOTING OF PROXY

     Any stockholder giving a proxy has the right to revoke it by written notice to the Secretary of the Company at any time before it is exercised, or by voting in person at the Annual Meeting. All shares of Common Stock represented at the Annual Meeting by properly executed proxies received prior to or at the Annual Meeting, and not revoked, will be voted in accordance with the instructions indicated. If no instructions are indicated with respect to any shares for which properly executed proxies have been received, such proxies will be voted FOR the election of the seven nominees for director and FOR the ratification of the appointment of Coopers & Lybrand as independent auditors for the transition fiscal year ending October 31, 1996. If any other matters are properly presented at the Annual Meeting for action, the persons named in the proxies and acting thereunder will have the discretion to vote on such matters in accordance with their best judgment as to the best interests of the Company. The Board of Directors does not know of any other matters to be brought before the Annual Meeting.

                          RECORD DATE AND VOTING RIGHTS

     Only stockholders of record at the close of business on August 1, 1996, are entitled to vote at the Annual Meeting. On that date, the Company had outstanding and entitled to vote 8,155,832 shares of Common Stock, par value $.001 per share (the "New Common Stock"). (On May 10, 1996, each outstanding share of Common Stock, $.01 par value (the "Old Common Stock") was converted into .5274 of a share of New Common Stock and $8.62 in cash.) Each stockholder is entitled to one vote for each share of New Common Stock held of record on that date on all matters that are properly presented for action at the Annual Meeting. The Company has no other outstanding voting securities.







     A majority of the outstanding shares of Common Stock entitled to vote must be represented in person or by proxy at the Annual Meeting in order to conduct the election of directors and other matters described in this Proxy Statement. If a majority of shares is represented, then the two nominees for director will be elected if more shares are voted for than against them. On all other matters considered at the Annual Meeting, a majority of the shares represented at the Annual Meeting is required for approval. Abstentions and "non-votes" are counted as present in determining whether the quorum requirement is satisfied. Under the Company's Amended and Restated Certificate of Incorporation and By-laws, abstentions have the same effect as a vote "against" the matter. Under Delaware law, "non-votes" will be treated as neither a vote "for" nor "against" the matter. A "non-vote" occurs when a nominee holding shares for a beneficial owner votes on one proposal, but does not vote on another proposal because the nominee does not have discretionary voting power and has not received instructions from the beneficial owner.


                                  ANNUAL REPORT

     The Company's Annual Report on Form 10-K, containing consolidated financial statements for the 1996 Fiscal Year, is being mailed with this Proxy Statement to each stockholder's address of record. That Report is not incorporated in this Proxy Statement by reference.


                              ELECTION OF DIRECTORS

     Set forth below is information concerning the nominees for director to be elected at the Annual Meeting. The Board of Directors expects that all the nominees will be available for election. In the event that any of the nominees for any reason should become unavailable, proxies will be voted for a nominee or nominees designated by the Board of Directors, unless the Board of Directors reduces the number of directors.

     Pursuant to the Investment Agreement dated December 11, 1995, as amended, between the Company, Fluor Daniel, Inc. ("Fluor Daniel") and a subsidiary of each of the Company and Fluor Daniel (the "Investment Agreement"), Fluor Daniel has agreed (a) until April 30, 1999, to vote all shares of Common Stock owned by it in favor of fixing the size of the Board of Directors at not more than seven and in favor of not less than three Independent Directors, and (b) until the annual stockholders' meeting of the Company (or written consent in lieu thereof) held in 1998, to vote all shares of Common Stock owned by it in favor of Allan
S. Bufferd and Robert P. Schechter in any election of members of the Board of Directors. Under the Investment Agreement, an "Independent Director" is defined as a director who is not (apart from such directorship) (i) an officer, affiliate, employee, principal stockholder, consultant or partner of Fluor Daniel or any affiliate of Fluor Daniel or of any entity that was dependent upon Fluor Daniel or any affiliate of Fluor Daniel for more than 3% of its revenues or earnings in its most recent fiscal year, (ii) an officer, employee, principal stockholder, consultant or partner of any entity that was dependent upon the Company or any affiliate of the Company for more than 3% of its revenues or earnings in its most recent fiscal year (unless agreed to in writing by Fluor Daniel) or (iii) an officer, director, employee, principal stockholder, consultant or partner of a person that is a competitor of Fluor Daniel or any of its affiliates (unless agreed to in writing by Fluor Daniel) or of the Company or any of its affiliates.

     On December 22, 1995, the Company entered into an employment agreement with Walter C. Barber pursuant to which, among other things, the Company is obligated to employ Mr. Barber as a director until May 10, 1999.

     THE BOARD OF DIRECTORS RECOMMENDS A VOTE FOR ELECTION OF ALL NOMINEES FOR DIRECTOR.

David L. Myers, age 49

     Mr. Myers has been Chairman of the Board of the Company since May 10, 1996, when Fluor Daniel acquired a majority interest in the Company. Since July 1994 Mr. Myers has served as President, Environmental Stategies of Fluor Daniel. From 1984 until July 1994, he served as Fluor Daniel's Vice President of Business Units and of various other Fluor Daniel subsidiaries.

Walter C. Barber, age 55

     Mr. Barber has been a Director of the Company since 1989 and served as Chairman from 1993 to May 1996. Mr. Barber has served as President and Chief Executive Officer since joining the Company in 1989. From 1983 to 1989, Mr. Barber was Vice President of Environmental Management and Administration of Chemical Waste Management Inc., a hazardous waste management services company. Previously, Mr. Barber was Director of Research and Technology Development for the Uranium Mill Tailings Project of Jacobs Engineering Group, Inc., an engineering and construction firm. Mr. Barber was also an executive with the U.S. Environmental Protection Agency, holding positions as its Director of the Office of Air Quality Planning and Standards and as Director of the Standards and Regulations Division.

Allan S. Bufferd, age 59

     Mr. Bufferd has been a Director of the Company since 1988. Since 1986 Mr. Bufferd has been the Deputy Treasurer and Director of Investments of the Massachusetts Institute of Technology ("M.I.T."). In such capacity Mr. Bufferd manages the assets of M.I.T.'s endowment and pension funds. Prior to 1986, Mr. Bufferd served as the Associate Treasurer and Recording Secretary of M.I.T. In that position he was primarily responsible for private placements and international and venture capital investments of M.I.T.'s endowment and pension assets. Mr. Bufferd is also a director of Massbank Corp., and he serves as a Trustee of Wheelock College and of the Whiting Foundation, and as Vice Chairman of the Beth Israel Hospital (Boston).

Robert P. Schechter, age 47

     Mr. Schechter has been a Director of the Company since 1988. Since April 1995, Mr. Schechter has served as President and Chief Executive Officer, and since March 1996 as

Chairman, of Natural MicroSystems Corporation, a provider of hardware and software platforms for the computer telephony integration market. From 1991 to 1994, Mr. Schechter served as the Senior Vice President, International Business Group, and from 1987 to 1991 he served as the Senior Vice President of Finance and Operations and Chief Financial Officer, of Lotus Development Corporation, a computer software company. From 1973 to 1987 Mr. Schechter was at the public accounting firm of Coopers & Lybrand, where he was a partner and served as Northeast Regional Chairman of the High Technology Group. Mr. Schechter is also a director of MRS Technology, Inc., Raptor Systems, Inc., Software 2000, Inc. and the Boston Children's Museum.

Ernie Green, age 56

     Mr. Green has been a Director of the Company since May 10, 1996, when Fluor Daniel acquired a majority interest in the Company. He is founder, President and Chief Executive Officer of EGI, Inc., a manufacturer of automotive components. He is also President of Florida Engineering, Inc., a subsidiary of EGI. Mr. Green is a director of Acordia, Inc., Bank One, Dayton, N.A., DPL, Inc., Duriron Company, Inc., and Eaton Corporation.

J. Michal Conaway, age 47

     Mr. Conaway has been a Director of the Company since May 10, 1996, when Fluor Daniel acquired a majority interest in the Company. Since May 1994 he has served as Vice President and Chief Financial Officer of Fluor Corporation, the holding company of Fluor Daniel. From 1993 to May 1994, he served as Vice President, Finance, of Fluor Corporation. From 1988 until joining Fluor Corporation, Mr. Conaway was a Vice President and Chief Financial Officer of National Gypsum Company and its parent, Aancor Holdings, Inc.

James C. Stein,  age 52

     Mr. Stein has been a Director of the Company since May 10, 1996, when Fluor Daniel acquired a majority interest in the Company. Since May 1994 he has served as Group President, Diversified Services of Fluor Daniel. Mr. Stein served as Fluor Daniel's President, Business Units, from 1993 to May 1994, and as President, Industrial Sector, of Fluor Daniel from 1986 to 1994.


                    THE BOARD OF DIRECTORS AND ITS COMMITTEES

GENERAL

     The Board of Directors of the Company held eight meetings during the Fiscal Year ended April 27, 1996. Each of the Directors attended at least 75% of the meetings of the Board of Directors and of each Committee on which he serves. The Board of Directors has two standing committees, the Audit Committee and the Compensation Committee. The Audit Committee, of which Messrs. Bufferd (Chairman), Conaway, Green, Myers and Schechter are currently members, oversees the accounting and tax functions of the Company, including matters relating to the appointment and activities of the Company's auditors. The Audit Committee met twice during the fiscal year ended April 27, 1996. The Compensation Committee, of which Messrs. Schechter (Chairman), Bufferd, Green, Myers and Stein are currently members, reviews and makes recommendations concerning executive salaries, bonuses and the Company's stock plans. The Compensation Committee met three times during the fiscal year ended April 27, 1996. The Board of Directors does not currently have a standing nominating committee.

COMPENSATION OF DIRECTORS

     The Fiscal Year 1996 compensation for the non-employee directors was $10,000 without regard to attendance at meetings of the Board of Directors or Committees plus $5,000 to Messrs. Bufferd and Schechter for serving as Chairmen of the Audit and Compensation Committees, respectively. In addition, directors were reimbursed for out-of-pocket expenses for attending Board and Committee meetings.

     Under the Company's Amended and Restated 1995 Director Plan (the "Director Plan"), each non-employee director automatically receives a one-time option to purchase 5,000 shares of the Company's Common Stock. In addition, annually on the third Tuesday of June, each non-employee director receives an option to purchase 2,500 shares of the Company's Common Stock. The exercise price of the options is 100% of the fair market value of the Common Stock on the date options are granted. In the event of a change of control of the Company, all outstanding options automatically become fully exercisable. Options become exercisable in equal annual installments over three years, and they expire seven years from their date of grant. Options granted pursuant to the Director Plan are not assignable or transferable other than by will or the laws of descent and distribution, and are exercisable during an optionee's lifetime only by him.

     In the event an optionee ceases to be a member of the Board of Directors for any reason other than death or disability, any then unexercised options granted to such optionee under the Director Plan will, to the extent not then exercisable, immediately terminate and become void, and any options which are then exercisable but have not been exercised at the time the optionee so ceases to be a member of the Board of Directors may be exercised, to the extent they are then exercisable, by the optionee within a period of thirty days following such time the optionee so ceases to be a member of the Board of Directors, but in no event later than the expiration date of the option.

     In the event an optionee ceases to be a member of the Board of Directors by reason of his disability or death, any option granted under the Director Plan to such optionee shall be immediately and automatically accelerated and become fully vested, and any unexercised option may be exercised by the optionee (or by the optionee's personal representative, heir or legatee) until the scheduled expiration date of the option.

     As of April 27, 1996, outstanding options to purchase 5,000 shares of Old Common Stock at $13.375 per share and options to purchase 2,500 shares of Old Common Stock at $13.00 were held by each of Messrs. Bufferd and Schechter, as well as by Bayard Henry, a former director. Outstanding options were adjusted after the close of the fiscal year pursuant to the Fluor Daniel Transactions (defined in note 9 of the table "Share Ownership of Management and Principal Holders" elsewhere in this Proxy Statement, and the resulting options will be set forth in the next Proxy Statement covering the Company's interim fiscal year ending October 31, 1996.

               SHARE OWNERSHIP OF MANAGEMENT AND PRINCIPAL HOLDERS

     The following table sets forth information as of July 5, 1996 concerning the ownership of New Common Stock by each current member of the Board of Directors, each nominee for director at the Annual Meeting, each of the executive officers named in the Summary Compensation Table included in this Proxy Statement, all current directors and executive officers as a group and each stockholder known by the Company to be the beneficial owner of more than 5% of its outstanding shares of New Common Stock. Except as otherwise noted, the persons or entities identified have sole voting and investment power with respect to such shares.

                                                Amount and Nature
                                                  of Beneficial
Name and Address**                                 Ownership            Percent
- ------------------                               -------------          -------

David L. Myers                                            750              *
Walter C. Barber                                      85,591(1)           1.1%
Allan S. Bufferd                                        4,278(2)           *
Robert P. Schechter                                     4,225(3)           *
Ernie Green                                               0                *
J. Michal Conaway                                         0                *
James C. Stein                                            0                *
Robert E. Sliney, Jr.                                  22,062(4)           *
Wendell W. Lattz                                       21,492(5)           *
J. Steven Paquette                                     14,384(6)           *
Glenn V. Batchelder                                    24,481(7)           *

All Current Directors and
Executive Officers as a group (15 persons)            196,228(8)          2.4%

Fluor Daniel, Inc.
3333 Michelson Drive
Irvine, CA 92730                                    4,400,000(9)         54.0%

- ----------

 * Represents beneficial ownership of less than 1% of the Company's outstanding shares of New Common Stock.

 ** Addresses are given for beneficial owners of more than 5% of the outstanding New Common Stock only.

 (1) Includes 59,440 shares subject to options under the Company's Amended and Restated 1987 Stock Plan which are exercisable at July 5, 1996, or within 60 days thereafter.

 (2) Includes 3,238 shares subject to options under the Company's Amended and Restated 1995 Director Plan exercisable at July 5, 1996, or within 60 days thereafter. The Massachusetts Institute of Technology ("M.I.T.") owns 12,964 shares with respect to which Mr. Bufferd has voting and investment power by virtue of his position as Deputy Treasurer and Director of Investments of M.I.T., subject to the policies and procedures of the Investment Committee of M.I.T. Mr. Bufferd disclaims beneficial ownership of such shares.

 (3) Includes 3,238 shares subject to options under the Company's Amended and Restated 1995 Director Plan exercisable at July 5, 1996, or within 60 days thereafter.

 (4) Includes 20,893 shares subject to options granted under the Company's Amended and Restated 1987 Stock Plan which are exercisable at July 5, 1996, or within 60 days thereafter.

 (5) Includes 20,330 shares subject to options granted under the Company's Amended and Restated 1987 Stock Plan which are exercisable at July 5, 1996, or within 60 days thereafter.

 (6) Includes 14,029 shares subject to options granted under the Company's Amended and Restated 1987 Stock Plan which are exercisable at July 5, 1996, or within 60 days thereafter.

 (7) Includes 24,210 shares subject to options granted under the Company's Amended and Restated 1987 Stock Plan which are exercisable at July 5, 1996, or within 60 days thereafter.

 (8) Includes 163,163 shares subject to options granted under the Company's Amended and Restated 1987 Stock Plan and Amended and Restated 1995 Director Plan which are exercisable at July 5, 1996, or within 60 days thereafter.

 (9) Fluor Daniel, Inc. ("Fluor Daniel") is a global construction, engineering, maintenance and services company. It is a wholly-owned subsidiary of FD Engineers and Constructors, Inc., which in turn is a wholly-owned subsidiary of Fluor Corporation. On May 10, 1996 (the "Closing Date") the Company closed a series of transactions (the "Fluor Daniel Transactions") pursuant to which it issued to Fluor Daniel 4,400,000 shares (the "Shares") of New Common Stock (approximately 54.5% of the total shares outstanding on the

       Closing Date) in exchange for $33,350,000 in cash and all of the shares of Fluor Daniel Environmental Services, Inc. ("FDESI"), a wholly-owned subsidiary of Fluor Daniel that provides environmental services primarily to agencies of the Federal government. Fluor Daniel used funds from Fluor to purchase the Shares. The transactions also included a recapitalization of the Company's Old Common Stock, and the Company entered into a Marketing Agreement with Fluor Daniel. On December 11, 1996, the Company granted Fluor Daniel an option to purchase 1,366,000 shares of Old Common Stock at a purchase price of $17.00 per share, which option was adjusted pursuant to the transactions to represent the right to purchase 1,768,970 shares of New Common Stock at a purchase price of $13.1274 per share.


                             EXECUTIVE COMPENSATION

       The following table sets forth information concerning compensation for services in all capacities to the Company and its subsidiaries during each of the last three years of those persons who were, at April 27, 1996, the Company's Chief Executive Officer and its other four most highly compensated executive officers (collectively, the "named executive officers"):

SUMMARY COMPENSATION TABLE


                                  Annual Compensation
                                 --------------------
                                                                Long-Term Compensation
                                                                ----------------------
Name and                                                        Restricted
Principal Position                                              Stock               Stock            Other
in Fiscal 1996             Year       Salary($)    Bonus($)(1)  Awards($)        Options(#)(2)   Compensation($)(3)
- --------------             ----       ---------    -----------  ---------       --------------   ------------------

Walter C. Barber           1996      260,000        78,000(4)   247,500(5)      60,000               6,243
 President and             1995      260,000       114,400            0          7,500               8,178
 Chief Executive Officer   1994      260,000             0            0         76,300(6)            5,410

Robert E. Sliney, Jr.      1996      160,000        45,000            0         20,000               2,949
 Vice President, Treasurer 1995      157,418        52,800            0         12,500               4,945
  and Chief Financial      1994      145,080             0            0         12,767(6)            3,600
  Officer

Wendell W. Lattz           1996      150,000        35,000            0         20,000               3,321
  Sr. Vice President of    1995      150,000        56,250            0          7,500               4,540
  Operations               1994      130,000             0            0         15,900(6)            2,011

J. Steven Paquette         1996      140,000        40,000            0         20,000              19,307(7)
  Vice President and       1995      139,138        26,250            0          7,500              15,889(7)
  President of Groundwater 1994      135,018        15,190            0          6,667(6)           20,193(7)
  Technology Government
  Services, Inc.

Glenn V. Batchelder        1996      135,000        30,000            0         15,000               3,554
 Vice President of Sales   1995      123,000        35,664            0          7,500               4,273
 and Marketing             1994      115,000        33,536(8)         0         23,891(6)            2,441


- --------------

(1) The amounts indicated under "Bonus" are based on service during the fiscal years indicated, although paid during the following fiscal year.

(2) Pursuant to the Fluor Daniel Transactions, all outstanding options were adjusted after the close of the 1996 Fiscal Year, and the resulting options required to be disclosed in this table will be set forth in the next proxy statement covering the Company's interim fiscal year ending October 31, 1996.

(3) The amounts indicated under "All Other Compensation" for the 1996 Fiscal Year consist of (a) amounts contributed by the Company to match a portion of the employees' contributions under the Company's 401(k) Retirement Savings Plan (Mr. Barber, $3,000; Mr. Sliney, $1,600; Mr. Lattz, $2,257; Mr. Paquette, $2,127; and Mr. Batchelder $2,716) (the Company currently matches each participating employee's contribution to the extent of 100% on the first 1%, and 25% on the next 4%, up to a maximum match on 5% of each employee's cash compensation, but not greater than the maximum allowable under the Internal Revenue Code); (b) the dollar value of premiums paid by the Company during the Fiscal Year with respect to life insurance for the benefit of the named executive officers (Mr. Barber, $2,076; Mr. Sliney, $631; Mr. Lattz, $390; Mr. Paquette, $332; and Mr. Batchelder, $232; and (c) amounts paid by the Company under the Profit Sharing Plan, which distributes 10% of pre-tax earnings on a semi-annual basis to all employees in proportion to their base compensation.

(4) Mr. Barber's bonus was paid 50% in cash ($39,000) and 50% in stock (3,714 shares of New Common Stock, valued at $10.50 per share on June 10, 1996).

(5) Represents the dollar value on June 27, 1995, the award date, of an award to Mr. Barber of 20,000 shares of restricted Old Common Stock. On such date, the fair market value of the Old Common Stock was $12.375. Restrictions with respect to 100% of these shares lapsed upon the change of control of the Company pursuant to the Fluor Daniel Transactions described elswhere in this Proxy Statement. If a change of control had not occurred, restrictions on these shares would have lapsed on September 19, 2002, or earlier in the event certain operating performance targets for the Company were met. The amount ultimately realized by Mr. Barber in respect of these shares depends upon the value of the shares when he sells them.

(6) Includes options to purchase shares of the Company's Old Common Stock granted to the named executive officers in the 1994 Fiscal Year in connection with a company-wide option exchange offer. These officers exchanged all of their options granted in prior years in the option exchange offer.

(7) Includes $16,219 relating to forgiveness of a loan. Upon hiring Mr. Paquette in February 1993, the Company agreed to continue a loan he received from his previous employer for relocation expenses, which was required to be repaid when he left to join the Company.

(8) Bonus relating to the sale of the Company's equipment manufacturing operations in March 1994.

OPTION GRANTS IN LAST FISCAL YEAR

     The following table provides details regarding the stock options indicated in the Summary Compensation Table as having been granted to the named executive officers in the 1996 Fiscal Year.


                                Individual Grants
                               -------------------
                        Number of   Percent of Total
                        Securities  Options
                        Underlying  Granted to     Exercise
                        Options     Employees in   Price          Expiration            Grant Date
Name                    Granted(1)  Fiscal Year(2) ($/sh)         Date             Present Value ($)(3)
- ----                    ----------  ----------------------------  ------------     --------------------

Walter C. Barber       60,000         13.2           12.375       6/27/02             321,300

Robert E. Sliney, Jr.  20,000          4.4           12.375       6/27/02             107,100

Wendell W. Lattz       20,000          4.4           12.375       6/27/02             107,100

J. Steven Paquette     20,000          4.4           12.375       6/27/02             107,100

Glenn V. Batchelder    15,000          3.3           12.375       6/27/02              80,325


- --------------

(1) Options to purchase the indicated numbers of shares of the Company's Old Common Stock. All options granted to the named executive officers were granted at an exercise price equal to the closing market price of the Old Common Stock on the date of grant and have a term of seven years. Options vest annually in five equal installments commencing one year from the date of grant, except that with respect to an option to purchase 40,000 of the shares granted to Mr. Barber, the vesting is ratable over three years beginning in June 1998. Options are non-transferable other than by will or the laws of descent and distribution. See also note 2 to Summary Compensation Table.

(2) The Company granted options to purchase 454,800 shares of Old Common Stock to all employees in the 1996 Fiscal Year.

(3) The estimated values of the option grants were determined using the Black-Scholes option pricing model, based on assumed volatility of 25.5%, risk-free rate of return of 6.11%, dividend yield of 0%, and a seven year option expiration. The Company's use of this model in accordance with the executive compensation disclosure rules adopted by the SEC does not constitute an endorsement of this model nor an acknowledgment that such model can accurately determine the value of options. No assurance can be given that the actual value, if any, realized by an executive officer upon the exercise of these options will approximate the estimated values established by this Black-Scholes model.

AGGREGATED OPTION EXERCISES IN LAST FISCAL YEAR AND FISCAL YEAR-END OPTION
VALUES

      The following table sets forth information regarding options exercised by the named executive officers during the 1996 Fiscal Year, as well as the number of shares covered by all exercisable and non-exercisable stock options held by these individuals at year-end.


                                                        Number of Securitie             Value of Unexercised
                                                     Underlying Unexercise             In-the-Money Options
                                                  Options at Fiscal Year-End(1)       at Fiscal Year-End($)(2)
                   Shares Acquired    Value       -----------------------------    -----------------------------
Name              on Exercise (#)   Realized ($)   Exercisable     Unexercisable   Exercisable     Unexercisable
- ----              ---------------   ------------  -----------      -------------   -----------     -------------

Walter C. Barber        0               0           38,900           104,900         25,800          63,300
Robert E. Sliney, Jr.   0               0            8,133            37,134          1,975          14,476
Wendell W. Lattz        0               0            8,700            34,700          3,150          15,650
J. Steven Paquette      0               0            4,333            29,834            624          13,126
Glenn V. Batchelder     0               0           12,695            33,696          6,146          15,522


- -------------

(1) See note 2 to Summary Compensation Table relating to adjustment of options after the close of the 1996 Fiscal Year.

(2) The value of unexercised in-the-money options at year-end assumes a fair market value for the Company's Old Common Stock of $13.00, the average of the high and low prices of the Company's Old Common Stock on April 26, 1996 (the last business day prior to end of the 1996 Fiscal Year).

EMPLOYMENT AGREEMENTS

     In December 1995 the Board of Directors determined that the Fluor Daniel Transactions posed significant personal uncertainty to certain key employees who were important to either the consummation and implementation of the Fluor Daniel Transactions, or the realization of the anticipated benefits of the affiliation with Fluor Daniel and the conduct of the Company's business after the Fluor Daniel Transactions, or both. For that reason, the Company entered into employment agreements with certain of its employees, including the named executive officers.

     The employment agreements provide that the named executive officer shall be employed with the Company for a designated period (the "Employment Period"). The Employment Period for Mr. Barber is three years and the Employment Period for the other named executive officers is two years. In general, the employment agreements specify that the named executive officer is to remain employed in a position having comparable responsibilities as that held by the individual on the date of the relevant employment agreement at a salary no lower than the salary payable to the individual on that date, except that Mr. Barber's employment agreement specifies that he be employed as the Chief Executive Officer and as a member of the Board of Directors of the Company. The employment agreements of the other named executive officers state, however, that organizational changes resulting in reassignments or changes in reporting relationships are to be expected and will not by themselves result in a breach of their employment agreements. The employment agreements also provide that the Company will not require the named executive officers to relocate as a condition of continued employment except where relocation is reasonably required by a customer in connection with long-term work for such customer. The employment agreements also provide, however, that the employee consider in good faith any request by the Company to relocate, and contain an acknowledgment by the employee that employment may entail substantial travel, which travel shall not constitute a breach of the employment agreements.

     The employment agreements further provide that the Company may terminate the named executive officer's employment prior to the end of the Employment Period without cause upon thirty days' prior written notice. In the event of a termination without cause, the named executive officer will be entitled to the greater of (a) salary at a rate equal to the employee's salary at the time of termination for the duration of the Employment Period, plus continued payment by the Company of its portion of all health benefits (so long as the named executive officer elects to continue benefits and continues to pay his share of the cost of such benefits) or (b) all amounts payable to the employee under the Company's severance plan as in effect on the date of such termination. In addition, on the date of such termination (x) all stock options held by the named executive officer will automatically become fully exerciseable in accordance with their terms and (y) all restrictions on any stock granted by the Company to the named executive officer, including without limitation any repurchase or vesting provisions, will lapse and be of no further force and effect. The named executive officer is also entitled to the above compensation in the event that the Company fails to correct its material breach of the terms of the employment agreement within ten days following written notification of such material breach by the named executive officer.

     Under the employment agreements the Company may terminate the named executive officer's employment prior to the end of the Employment Period for cause upon written notice to the individual. The employment agreements define "for cause" to include one or more of the following: (i) misappropriation by the employee of any money or material amount of other assets or property (tangible or intangible) of the Company; (ii) the individual's continuing, repeated and willful failure or refusal to perform reasonable assignments given to individual which are commensurate with his position or responsibilities; (iii) conviction of the individual of a felony; (iv) material breach by individual of any material Company policy or the terms of any written agreement between named executive officer and the Company. Upon a termination for cause, the Company will pay to the named executive officer salary and benefits owed to him as of the date of such termination. If the named executive officers were terminated without cause immediately following the closing date of the Fluor Daniel Transactions (May 10, 1996), the approximate value of the severance and other benefits (if the named executive officer had elected to continue health benefits) to such individuals would be as follows: Mr. Barber, $825,692; Mr. Sliney, $347,153; Mr. Lattz, $322,503; Mr. Paquette, $303,127; and Mr.
Batchelder, $287,537.


                       BOARD COMPENSATION COMMITTEE REPORT
                            ON EXECUTIVE COMPENSATION

     The executive compensation program is administered by the Compensation Committee of the Board of Directors (the "Committee"), which is currently composed of the three independent, non-employee directors of the Company and Messrs. Myers and Stein of Fluor Daniel, and has the responsibility for all compensation matters for the Company's senior management. The Committee alone sets the compensation for Walter C. Barber (the "CEO") and sets the compensation of the other executive officers with recommendation from the CEO. All decisions by the Committee are submitted to the full Board of Directors for final approval.

     The Securities and Exchange Commission requires disclosure of companies' policies for executive compensation to enable stockholders to better understand the reasons for the compensation of the CEO and the other four most highly compensated executive officers. The disclosure required for these named executive officers includes compensation tables and a report explaining the rationale and considerations that form the bases of the Committee's executive compensation decisions affecting those individuals. Set forth below is the Committee's report addressing these matters.

COMPENSATION PHILOSOPHY AND PRINCIPLES

     Under the direction of the Committee, the Company has maintained the philosophy that compensation of all employees should be closely linked to performance. Consequently, increases of employees' cash compensation in the form of salary and bonus historically have been greater in more profitable years and less in less profitable years. In addition, to provide incentive for the Company's long-term success, certain employees receive options at fair market value that vest over a period of years, and all employees participate in the Company's Profit Sharing Plan and have an opportunity to participate in the Company's Amended and Restated 1986 Employee Stock Purchase Plan, which provides a discount on purchases of the Company's Common Stock through payroll deductions. The Committee believes that executive officers, who are ultimately responsible for the successful financial performance of the Company, should be compensated under these same principles.

     The Company is dedicated to total customer satisfaction, creating opportunities for employees' development and success, encouraging innovation and continuous improvement of technology and aggressively pursuing profitable growth. To achieve these goals, the Committee believes the executive compensation program must create financial opportunities for senior managers. The guiding principles of the Committee are to:

     o Create a compensation program that supports the Company's strategic goals in its industry and thus enhances stockholder value;

     o Provide a competitive compensation program to attract and retain qualified senior managers necessary for long-term success;

     o    Establish  a  direct  and   substantial   relationship   between  cash
          compensation   and   performance  to  motivate   senior  managers  for
          short-term results;

     o Align the interests of senior managers with the long-term interests of stockholders through award opportunities to acquire the Company's stock; and

     o Reevaluate compensation decisions annually to ensure alignment of compensation practices with the Company's goals.

     COMPENSATION POLICIES AND PRACTICES TOWARD EXECUTIVE OFFICERS

     The Committee attempted to design compensation policies and components of the Company's executive compensation program for Fiscal Year 1996 consistent with the philosophy and principles described above. To balance short- and long-term financial goals of the Company, the program was comprised of cash compensation in the form of base salary, profit sharing and bonus, options as long-term incentives and benefits typically offered executives in corporations of similar size and in similar businesses as the Company.

Cash Compensation

     The Committee believes that compensation of the Company's executive officers, including the named executive officers, should be substantially linked to operating performance. Base salaries are designed to be competitive within the industry and reflect individual performance. The Bonus Performance Plan is intended to provide opportunity for cash compensation competitive with median levels of the Company's competitors included in the peer group index set forth in the Performance Graph contained elsewhere in this proxy statement, as well as other companies of similar size included in independent survey data. In addition, to provide cash incentives to all employees, including the CEO and the other executive officers, the Company continued the profit sharing plan, which distributes 10% of pre-tax earnings on a semi-annual basis to employees in proportion to their base compensation.

     At its June 1995 meeting the Committee, on the CEO's recommendation, maintained base salaries of the executive officers at the prior year's levels. The Committee also established a target earnings per share ("EPS") goal as the basis to pay bonuses to all executive officers. In the event the minimum target EPS goal was not reached, bonuses would not have been paid.

     The Committee, however, altered its plan during the year due to the Fluor Daniel Transactions. The Board of Directors believed that the transactions provided a unique opportunity for the Company that was consistent with its operating strategic goals, and the Committee recognized that negotiation of the transactions and preparation for the transition to the "new" company required the executive officers to divert substantial time and effort from operations and financial performance of the Company. Therefore, on the recommendation of the CEO, the Committee decided in March 1996 to award bonuses to the named executive officers entirely on their individual contributions to the Fluor Daniel Transactions and the transition efforts.

     As a result of the anticipated successful completion of the Fluor Daniel Transactions after the close of the 1996 Fiscal Year, in March 1996 the Committee awarded 50% of the target bonuses to the executive officers, including the named executive officers. The Committee awarded an additional 10% of the target bonuses for Robert E. Sliney, Jr., the Chief Financial Officer, Glenn

V. Batchelder, Vice President of Sales and Marketing, J. Steven Paquette, President of the Company's subsidiary, Groundwater Technology Government Services, Inc., and Anne Nolan, Vice President of Human Resources, in recognition of the extraordinary efforts of these individuals in leading key transition task forces that resulted in a smooth transition to the "new" company as of the closing date of the Fluor Daniel Transactions.

Long-Term Incentive Program

     Under the Amended and Restated 1987 Stock Plan, the Committee established an incentive program to reward executive officers and others in the Company for delivering long-term value to the Company's stockholders. Currently, stock option grants provide executive officers and other senior managers rights to purchase shares of the Company's Common Stock at the fair market value (the closing price of the Common Stock) on the date of grant, which vest over a period of time. Since June 1990 the Committee has typically granted options upon hire of the executive officer and at its June meeting each year for all senior managers.

     For the 1996 Fiscal Year, the Committee decided to grant the named executive officers (other than the CEO) options to purchase 10,000 and 20,000 shares of the Company's Old Common Stock based upon the CEO's recommendation and the Committee's subjective assessment of their individual performance during the 1995 Fiscal Year. These option grants were twice as large as in previous years because the Committee wanted to increase the incentive value of the options and planned not to award options in the following year. As of the date of this Proxy Statement, the Committee has not awarded additional options to these individuals.

Tax Deductibility Limit

     The Omnibus Budget Reconciliation Act of 1993 added a new Section 162(m) to the Internal Revenue Code of 1986 (the "Code"). Section 162(m) generally provides that certain compensation in excess of $1 million per year paid to a company's chief executive officer and any of its four other highest paid executive officers is no longer deductible by a company unless the compensation qualifies for an exception. This deduction limit generally applies only to compensation that could otherwise be deducted by a company in a taxable year. The Committee has reviewed the Company's executive compensation plans and believes that the impact of Section 162(m) upon the Company will not be significant for the next several years because no executive officer the Company is likely to be paid compensation exceeding $1 million. The Committee will consider the effect of Section 162(m) in authorizing or recommending future executive compensation arrangements.

     CHIEF EXECUTIVE OFFICER'S COMPENSATION

     In June 1995 the Committee changed substantially the CEO's compensation plan for the 1996 Fiscal Year and into the future to tie even more strongly, the CEO's total compensation with increases in stockholder value. It fixed the CEO's base salary at $260,000, the same as the previous two years, and planned no increase in base salary for the next five years. The CEO's target bonus was raised from 40% to 50% of base salary, and it was decided that the bonus would be paid 50% in cash and 50% in Common Stock. A bonus valued at $78,000 ($39,000 in cash and 3,714 shares of New Common Stock), or 60% of the target bonus, was paid to Mr. Barber for the 1996 Fiscal Year because the Company successfully completed the Fluor Daniel Transactions and Mr. Barber was instrumental in the transition planning to the "new" company (see discussion above).

     Mr. Barber was granted options to purchase an aggregate of 60,000 shares of Old Common Stock at an exercise price of $12.375 per share (the market value on date of grant) under the Company's option program. To provide a balance of short- and long-term incentives, the Committee established that 20,000 shares would vest ratably over five years like options granted to all employees under the Amended and Restated 1987 Stock Plan. The Committee established that the remaining 40,000 shares would vest ratably over three years beginning June 1998 (the third year after the option grant), unless certain performance criteria, namely specified increases in the market value of the Company's Common Stock as reported on the Nasdaq National Market System, are met.

     The Company also granted to Mr. Barber 20,000 shares of restricted Old Common Stock. The restrictions were set to lapse in the event certain performance criteria, namely increased operating profit margins, were met, or in the event of a change in control of the Company. In any event, restrictions were set to lapse at the end of seven years from the date of grant because of compensation accounting considerations. Given that the Fluor Daniel Transactions resulted in a change of control of the Company, the restrictions on all of these shares lapsed as of May 10, 1996.

Robert P. Schechter, Chairman
Allan S. Bufferd
David L. Myers
Ernie Green
James C. Stein

                                PERFORMANCE GRAPH

     The following graph compares the Company's cumulative total stockholder return (assuming an investment of $100 on April 29, 1991) on its Old Common Stock during the five year period presented with the cumulative return of the Nasdaq Stock Market - U.S. Index and index of peer companies selected by the Company consisting of companies engaged in the environmental services industry.(1) The stock price performance on the graph below is not necessarily indicative of future price performance.



PERFORMANCE GRAPH:
- ------------------

        FLUOR DANIEL GTI            PEER GROUP           NASDAQ STOCK MARKET-US
        ----------------            ----------           ----------------------

4/91          100                     100                        100
4/92          101                      71                        121
4/93           73                      54                        139
4/94           66                      57                        155
4/95           59                      44                        180
4/96           64                      37                        257




       (1) In addition to the Company, the peer group includes: Smith Environmental Services Corp., Dames & Moore Inc., EMCON, Handex Environmental Recovery, Inc., Harding Associates, Inc., International Technology Corporation, OHM Corporation, TRC Companies, Inc. and Roy F. Weston, Inc. Earth Tech, which was included in last year's peer group, was acquired by Tyco International on January 15, 1996, and is no longer included. Information concerning the peer group and the Nasdaq Stock Market-U.S. was supplied to the Company by Research Data Group of San Francisco, CA.

     The Board Compensation Committee Report on Executive Compensation and the Performance Graph above shall not be deemed incorporated by reference by any general statement incorporating by reference this proxy statement into any filing under the Securities Act of 1933 or under the Securities Exchange Act of 1934, except to the extent the Company specifically incorporates this information by reference, and shall not otherwise be deemed filed under such Acts.

                          COMPLIANCE WITH SECTION 16(a)
                               OF THE EXCHANGE ACT

     Section 16(a) of the Securities Exchange Act of 1934 requires the Company's directors and executive officers to file with the Securities and Exchange Commission reports of ownership and changes in ownership of the Company's Common Stock. Copies of those reports must also be furnished to the Company. The Company is required to identify any of those persons who do not file those reports on a timely basis. Based solely on a review of the copies of reports furnished to the Company and written representations that no other reports were required, the Company believes that during the 1996 Fiscal Year all filing requirements applicable to directors and executive officers have been complied with.


                      RATIFICATION OF SELECTION OF AUDITORS

     The Board of Directors has selected the firm of Coopers & Lybrand LLP for appointment by the stockholders as independent public accountants for the purpose of auditing and reporting upon the financial statements of the Company for its interim fiscal year ending October 31, 1996. The firm of Coopers & Lybrand was engaged on July 26, 1995. At no time preceding the engagement of Coopers & Lybrand were there any material disagreements between the Company and its former auditing firm, Ernst & Young LLP, on any matter of accounting principles or practices, financial statement disclosure, or auditing scope or procedures. The reports of Ernst & Young on the combined financial statements for the year ended April 29, 1995 contained no adverse opinion or disclaimer of opinion and were not qualified or modified as to uncertainty, audit scope or accounting principle.

     The selection of Coopers & Lybrand to serve as independent public accountants was based upon a recommendation by the Audit Committee after request by management for competitive bids by three independent auditing firms, including Ernst & Young, and was approved by the full Board. Representatives of Coopers & Lybrand are expected to be present at the Annual Meeting to make such statements and answer such questions as are appropriate.

     THE  BOARD  OF  DIRECTORS  RECOMMENDS  A  VOTE  FOR  RATIFICATION  OF  THIS
SELECTION.


                              STOCKHOLDER PROPOSALS

     The Company has changed its fiscal year to October 31, and it is anticipated that the Company will hold its next annual meeting of stockholders in March 1997. Proposals of stockholders intended for inclusion in the proxy statement to be mailed to all stockholders entitled to vote at the next annual meeting of the Company must be received at the Company's principal executive offices not later than October 15, 1996. In order to curtail controversy as to the date on which a proposal was received by the Company, it is suggested that proponents submit their proposals by Certified Mail-Return Receipt Requested.

     The Company's By-laws require stockholders to give advance notice and furnish certain information to the Company in order to bring a matter of business before an annual meeting or to nominate a person for election as a director at an annual meeting or special meeting at which directors are to be elected. For purposes of the Annual Meeting, such notice must be received on or before, August 30, 1996 by Catherine L. Farrell, Secretary, at the Company's executive offices.


                            EXPENSES AND SOLICITATION

     The cost of solicitation of proxies will be borne by the Company, and in addition to soliciting stockholders by mail through its regular employees, the Company may request banks and brokers to solicit their customers who have stock of the Company registered in the name of the nominee and, if so, will reimburse such banks and brokers for their reasonable out-of-pocket costs. Solicitation by officers and employees of the Company may also be made of some stockholders in person or by mail, telephone or telecopy, following the original solicitation.

[X]PLEASE MARK VOTES
   AS IN THIS EXAMPLE
                                                                 With-   For All
1.) To vote for the election of the nominees listed      For     hold    Except
    below (except as otherwise noted), to serve for      [ ]      [ ]      [ ]
    the ensuing year, or until their successors are elected and qualified:

DAVID L. MYERS, WALTER C. BARBER, ALLAN S. BUFFERD,
ROBERT P. SCHECHTER, ERNIE GREEN, J. MICHAL CONAWAY,
               AND JAMES C. STEIN

If you do not wish your shares voted for a particular
nominee, mark the  "For All Except"  box and strike a
line through the nominee's name.
                                                         For   Against   Abstain
2.) To ratify the selection of the firm of  Coopers &    [ ]      [ ]      [ ]
    Lybrand as auditors for the transition fiscal year ending October 31, 1996.

To transact such other business as may properly come before the Annual Meeting and any adjournments thereof.

RECORD DATE SHARES:
- ----------------------------------------------


               REGISTRATION


- ----------------------------------------------
                                               -------------------
Please be sure to sign and date this Proxy.    Date
- ------------------------------------------------------------------


- ----Shareholder sign here------------------Co-owner sign here-----

Mark box at right if comments or address change have been
noted on the reverse side of this card.                                    [ ]

- --------------------------------------------------------------------------------
DETACH CARD                                                          DETACH CARD

                             FLUOR DANIEL GTI, INC.

Dear Shareholder:

Please take note of the important information encosed with this Proxy Ballot. There are a number of issues related to the management and operation of your Company that require your immediate attention and approval. These are discussed in detail in the enclosed proxy materials.

Your vote counts, and you are strongly encouraged to exercise your right to vote your shares.

Please mark the boxes on the proxy card to indicate how your shares shall be voted. Then sign the card, detach it and return your proxy vote in the enclosed postage paid envelope.

Your vote must be received prior to the Annual Meeting of Stockholders, September 18, 1996.

Thank you in advance for your prompt consideration of these matters.

Sincerely,

Fluor Daniel GTI, Inc.


                             FLUOR DANIEL GTI, INC.
          PROXY FOR ANNUAL MEETING OF STOCKHOLDERS - SEPTEMBER 18, 1996
                 SOLICITED ON BEHALF OF THE BOARD OF DIRECTORS

     The undersigned stockholder(s) of Fluor Daniel GTI, Inc., a Delaware corporation, revoking all prior proxies, hereby appoints DAVID L. MYERS and WALTER C. BARBER and each of them, proxies, with full power of substitution, to vote all of the shares of common stock of Fluor Daniel GTI, Inc., which the undersigned is entitled to vote at the Annual Meeting of Stockholders of Fluor Daniel GTI, Inc. to be held at the Courtyard Marriott, 300 River Ridge Drive, Norwood, Massachusetts on Wednesday, September 18, 1996, at 9:30 a.m., local time, and at any adjournment or adjournments thereof, as set forth on the reverse side and, in their discretion, upon any other business that may properly come before the meeting. Attendance of the undersigned at the meeting or any adjournment session thereof will not be deemed to revoke this proxy unless the undersigned shall affirmatively indicate thereat the intention of the undersigned to vote said shares in person.

     IF NO DIRECTION IS GIVEN, THIS PROXY WILL BE VOTED FOR PROPOSALS 1 AND 2.

- --------------------------------------------------------------------------------
PLEASE VOTE, DATE, AND SIGN ON OTHER SIDE AND RETURN PROMPTLY IN ENCLOSED ENVELOPE.

Please sign this proxy exactly as your name appears on the books of the Company. Joint owner should each sign personally. Trustees and other fiduciaries should indicate the capacity in which they sign, and where more than one name appears, a majority must sign. If a corporation, this signatire should be that of an authorized officer who should state his or her title.
- --------------------------------------------------------------------------------

HAS YOUR ADDRESS CHANGED?                    DO YOU HAVE ANY COMMENTS?

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